Exhibit 10.3

AMENDED AND RESTATED
DIVIDEND REINVESTMENT PLAN

Sterling Multifamily Trust, a North Dakota real estate investment trust (the “Trust”), has adopted a Dividend Reinvestment Plan (the “Plan”), the terms and conditions of which are set forth below.

1. Purpose. The purpose of the Plan is to provide eligible shareholders with a simple and convenient way to invest dividends as well as additional cash in additional shares of the Trust’s Common Shares. The Plan is intended to be used as a vehicle for long-term investment in the Trust’s common shares of beneficial interest (“Common Shares”).

2. Administration of Plan. The Plan will be administered by the Trust or an unaffiliated third party as agent for Participants in the Plan (collectively referred to as the “Administrator”). All the costs to administer the Plan will be paid by the Trust. The Trust may adopt rules and regulations to facilitate the administration of the Plan, and reserves the right to interpret the provisions of the Plan and any rules and regulations adopted in accordance therewith, in its sole discretion. The determination of any matter with respect to the Plan made by the Trust in good faith shall be final and conclusive and binding on the Administrator and all Participants in the Plan.

3. Participants.

(a) “Participants” are eligible shareholders of the Trust who elect to participate in the Plan. The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including states and foreign jurisdictions where the Common Shares are neither registered under applicable state securities laws nor exempt from registration. In addition, the Trust reserves the right to reject the enrollment of any Participant who has abused the Plan through excessive sales, terminations and enrollments, or otherwise, or which is an employee benefit plan if such participation could cause the underlying assets of the Trust to constitute “plan assets” of such employee benefit plan.

(b) Suitability. If a Participant is permitted to participate in the Plan pursuant to a state exemption that requires the Participant to have and maintain certain suitability requirements (such as financial condition of the Participant), the Participant shall notify the Administrator in the event that, at any time during Participant’s participation in the Plan, there is any material change in the Participant’s suitability as required by the state exemption as compared to information previously provided to the Administrator, or inaccuracy of any representation previously made by the Participant which was required to participate in this Plan. A material change may include any material decrease in net worth or annual gross income, or any other material change in circumstances that may be likely to cause the Participant to fail to meet the suitability requirements of an applicable state exemption relied on for participation in this Plan by the Participant or as described in the Trust’s Prospectus, which was contained in the Registration Statement on Form S-3 filed with the Securities Exchange Commission on July 20, 2012 (“Trust’s Prospectus”).

Adopted by the Board of Trustees
June 25, 2020

4. Number of Common Shares Authorized Under Plan. The number of Common Shares of the Trust authorized for issuance under the Plan is 6,000,000

5. Automatic Dividend Reinvestment. The Plan provides two options for purchasing additional Common Shares with dividends:

(a) Full Dividend Reinvestment Option. A Participant may automatically reinvest the dividends received on all of the Common Shares owned by such Participant in full by enrolling 100% of the dividends received on such Common Shares in the Plan.

(b) Partial Dividend Reinvestment Option. A Participant may automatically reinvest a percentage of dividends received on all of the Common Shares owned by such Participant, but not less than 25%, by enrolling such percentage of the dividends received on such Common Shares in the Plan. Under this option, the Participant will continue to receive that percentage of the dividends not enrolled in the Plan in cash.

6. Automatic Optional Cash Purchases. Participants may, in addition to automatic dividend reinvestments, make automatic optional cash purchases of Common Shares not to exceed $10,000 per fiscal quarter and, with the Trust’s prior approval, automatic optional cash purchases in excess of $10,000 per fiscal quarter. Such automatic optional cash purchases can be payable by automatic deductions from a Participant’s bank account or in another manner acceptable to the Trust. A Participant may not elect automatic optional cash purchases unless the Participant also elects automatic dividend reinvestment.

Participants may not, in any calendar year, purchase or receive via transfer more than $40,000 in Common Shares derived from the rights granted to Participants under this paragraph.

7. Election to Participate. Any qualifying shareholder of the Trust may elect to become a Participant at any time after having been furnished a copy of the Trust’s Prospectus, by completing and executing an enrollment form or any other Trust-approved authorization form as may be available from the Trust. Participation in the Plan will be effective as follows: (a) if the signed enrollment form is received by the Administrator on or prior to the record date for a dividend, automatic dividend reinvestments and any automatic optional cash purchases will begin with that dividend, and (b) if the signed enrollment form is received by the Administrator after the record date for a dividend, automatic dividend reinvestments and any automatic optional cash purchases will begin with the next dividend. To change a dividend reinvestment option or an optional cash purchase option, a Participant must complete a new enrollment form, with such change effective as provided above. If a shareholder’s Common Shares are held by a broker or nominee and the shareholder wants to participate in the Plan, the shareholder must make appropriate arrangements with its broker or nominee. Dividends will be declared and paid when and as authorized by the Trust’s Board of Trustees (“Board of Trustees”).

8. Purchase of Common Shares.

(a) The Administrator will invest elected dividend amounts applicable to a Participant on any particular dividend payment date (collectively, the “Dividend Funds”) in Common Shares of the

Adopted by the Board of Trustees
June 25, 2020

Trust at a price equal to 95% of the most recently disclosed estimate of the value per Common Share of the Trust as determined by the Board of Trustees on the basis of valuation methodologies approved by the Board of Trustees (“Current Valuation”). The Administrator will invest optional cash purchase amounts applicable to a Participant on any particular dividend payment date (collectively, the “Optional Purchase Funds”) in Common Shares of the Trust at a price equal to 100% of the most recently disclosed Current Valuation. No advance notice of pricing pursuant to this section shall be required other than to the extent the issue is a material event requiring the public filing of a Form 8-K. Dividend Funds and Optional Purchase Funds, collectively referred to as the “Funds,” will be invested under the Plan on the date that the applicable dividends are paid on the Trust’s Common Shares.

(b) A number of Common Shares, including any fraction thereof, equal to the aggregate amount of the Funds applicable to a Participant on any particular dividend payment date, less taxes on dividends if applicable, divided by the applicable purchase price per share, will be issued to the Participant and registered in the Participant’s name.

(c) No commissions, brokerage fees or service charges will be paid by Participants in connection with purchases under this Plan.

(d) Notwithstanding the above, a Participant will not be able to acquire Common Shares under this Plan to the extent either: (i) such purchase would cause the Participant to exceed the ownership limits set forth in the Trust’s First Amended and Restated Declaration of Trust, as may be further amended, or (ii) Common Shares are not available for purchase under this Plan. If either of the limitations occur, any such Funds that have not been invested in the Common Shares of the Trust on the applicable dividend payment date shall be distributed to the Participant in cash.

(e) The sole source of Common Shares purchased under the Plan will be newly issued Common Shares of the Trust purchased directly from the Trust.

9. Taxation of Dividends. The reinvestment of dividends under this Plan does not relieve Participants of any taxes that may be payable by such Participants as a result of those dividends and their reinvestment pursuant to the terms of this Plan (including purchases of Common Shares at a discount to fair market value).

10. Absence of Liability. Neither the Trust nor the Administrator shall have any responsibility or liability as to the value of the Common Shares of the Trust or any change in the value of the Common Shares acquired for the Participant under this Plan. Neither the Trust nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act hereunder. This includes, without limitation, any claim of liability arising out of failure to terminate a Participant’s participation in this Plan upon a Participant’s death, the prices at which Common Shares are purchased under this Plan, the times when purchases are made or any fluctuations in the purchase price of the Common Shares under this Plan.

11. Termination by Participant. A Participant may terminate participation in the Plan at any time by delivering to the Trust a written notice. To be effective for any Dividend, such notice must be

Adopted by the Board of Trustees
June 25, 2020

received by the Trust at least ten business days prior to the Dividend payment date to which such Dividend relates. Notwithstanding the preceding sentence, if the Trust publicly announces in a filing with the Securities and Exchange Commission a new estimated value per Common Share of the Trust, then a Participant shall have no less than two business days after the date of such announcement to notify the Trust in writing of Participant’s termination of participation in the Plan and Participant’s termination will be effective for the next Dividend payment date. Dividends earned subsequent to the termination of a Participant’s participation in the Plan will be paid in cash. Any transfer of Common Shares by a Participant will terminate participation in the Plan with respect to the transferred Common Shares. Upon termination of Plan participation, Dividends will be distributed to the stockholder in cash.

12. Amendment or Termination of Plan by the Trust. The Trust may amend or terminate the Plan for any reason upon ten days’ notice to the Participants. The Trust may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to Participants.

13. Governing Law. The Plan shall be governed by the laws of the State of North Dakota.

Adopted by the Board of Trustees
June 25, 2020